Exhibit 99.1

NEWMARKET ANNOUNCES THE RETIREMENT OF ITS VICE PRESIDENT AND CHIEF FINANCIAL OFFICER AND THE APPOINTMENT OF SUCCESSOR

Richmond, VA, October 1, 2024 – NewMarket Corporation (NYSE: NEU) (the “Company”) announced today that William J. Skrobacz is stepping down from his role as Vice President and Chief Financial Officer of the Company effective December 31, 2024, as he intends to retire from the Company in 2025. Since joining the Company over 13 years ago, Mr. Skrobacz has served in a variety of finance and accounting roles of increasing responsibility, culminating in his appointment as Vice President and Chief Financial Officer in January 2023. Prior to becoming Vice President and Chief Financial Officer, Mr. Skrobacz’s roles included: Senior Manager, Business Assurance, Controller Designate and Principal Accounting Officer and Controller.

Teddy Gottwald, President & CEO of NewMarket, thanked Mr. Skrobacz for his many years of dedicated service: “Bill has been a great member of our leadership team, and he has excelled in every role he has had at NewMarket. He helped to build and lead our finance and accounting organization. I am grateful to Bill for all his good work managing our balance sheet during challenging times. He has provided calm, steady leadership throughout his tenure at NewMarket.”

Mr. Gottwald continued, “the entire NewMarket family of companies are fortunate to have had Bill’s dedicated leadership for these many years.”

The Company also announced that Timothy K. Fitzgerald will succeed Mr. Skrobacz as Vice President and Chief Financial Officer, effective January 1, 2025. Mr. Fitzgerald, age 47, joined the Company approximately 10 years ago as Operations Finance Director, and he has over 20 years of finance and accounting experience. He was appointed as the Company’s Treasurer and Finance Director in January of 2024.

Mr. Gottwald commented, “I am extremely excited about Tim stepping into the CFO role. Throughout his time with our Company, Tim has focused on building teams, developing people, and solid financial planning and analysis. He has a strong financial background, is thorough and well-equipped to lead us into the future. We can look forward to our continued success under his direction.”

NewMarket Corporation is a holding company operating through its subsidiaries Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), and American Pacific Corporation (AMPAC). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

FOR INVESTOR INFORMATION CONTACT:

William J. Skrobacz

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com